Exhibit 99.1

Technical Communications Corporation Reports Results for the Third Fiscal Quarter Ended June 28, 2008

CONCORD, Mass.--(BUSINESS WIRE)--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for its third fiscal quarter ended June 28, 2008. For the third quarter of the Company’s 2008 fiscal year, the Company reported net income of $186,000 or $0.13 per share, on revenue of $1,700,000 as compared to net income of $109,000, or $0.08 per share, on revenue of $1,120,000 for the quarter ended June 30, 2007. For the nine months ended June 28, 2008, the Company reported net income of $1,148,000, or $0.82 per share, on revenue of $5,648,000 as compared to net income of $304,000, or $0.22 per share, on revenue of $3,169,000 for the nine months ended June 30, 2007.

Included in net income for the quarters ended June 28, 2008 and June 30, 2007 is $(18,000), or $(0.01) per share and $(25,000), or $(0.02) per share respectively, in stock-based compensation expense.

Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “As seen during the third quarter, TCC’s financial performance for the first nine months of the year was significantly improved over the same period in fiscal 2007. Driven by a revenue increase for the nine month period of 78%, we saw profits rise substantially and our backlog at the end of the quarter reached $7,590,000.

During the period, TCC continued to make shipments of its DSP9000 Radio Encryption products to prime contractors providing communications systems to Afghanistan and South American countries. We expect the DSP9000 business to continue to be strong as current national deployments expand and new customers are developed. We believe the DSP9000 Universal Encryption System is ideally suited for environments where interoperable security is required between existing deployments of different radios. Currently active markets for TCC’s DSP9000 solution are found in Africa, South America and the Asian conflict zones of Afghanistan and Iraq. As of the writing of this press release, a new order for DSP9000 equipment valued at $600,000 has been received and will be deployed to expand an existing system in a South American country.

TCC has also been very active in expanding our Government Network Encryption business through upgrades to the DSD72A-SP Military Bulk Encryptor product line which is deployed extensively around the world. In May 2008, the US Army awarded TCC a $5,750,000 FMS (Foreign Military Sales) contract for supply of our DSD72A-SP Military Bulk Encryptors for delivery to the Government of Egypt over the next 18 months. This contract continues expansion of the DSD72A-SP deployments in Egypt and provides important upgrades to fielded units. We expect shipments on this contract to begin in the fourth quarter of fiscal 2008 and continue through the balance of 2009, with the possibility of additional requirements being added at a later date. Customer requirements in the Government Network Encryption area are driving the development of new interfaces for radio frequency and optical networks as well as higher speed processors for backbone applications.”

In conclusion, Mr. Guild said, ”TCC will continue to build on the successes of its product lines by offering customers new products that anticipate their unique security needs and by providing them with high quality encryption solutions.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, and including statements about the Company’s ability to achieve and sustain growth and profitability, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Forms 10-QSB for the fiscal quarters ended March 29, 2007 and December 29, 2007 and the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 29, 2007.

Technical Communications Corporation

Condensed consolidated income statements

	Three months ended
	(unaudited)

	6/28/08	6/30/07
Net sales	$1,700,000	$1,120,000
Gross profit	1,021,000	750,000
S, G & A expense	659,000	407,000
Product development costs	192,000	259,000
Operating income	170,000	84,000
Net income	$186,000	$109,000
Net income per share:
Basic	$0.13	$0.08
Diluted	$0.11	$0.07

	Nine Months ended
	(unaudited)

	6/28/08	6/30/07
Net sales	$5,648,000	$3,169,000
Gross profit	3,564,000	2,252,000
S, G & A expense	1,709,000	1,267,000
Product development costs	779,000	746,000
Operating income	1,075,000	239,000
Net income	$1,148,000	$304,000
Net income per share:
Basic	$0.82	$0.22
Diluted	$0.69	$0.20

Condensed consolidated balance sheets

	6/28/08	9/29/07
	(unaudited)

Cash	$4,050,000	$2,622,000
Accounts receivable, net	395,000	421,000
Inventory	1,712,000	1,908,000
Other current assets	119,000	96,000
Total current assets	6,276,000	5,047,000
Property and equipment, net	189,000	107,000
Total assets	$6,465,000	$5,154,000

Accounts payable	$151,000	$254,000
Accrued expenses and other current liabilities	569,000	712,000
Total current liabilities	720,000	966,000
Total stockholders' equity	5,745,000	4,188,000
Total liabilities and stockholders' equity	$6,465,000	$5,154,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
www.tccsecure.com